Exhibit 99.1

OMNICOM GROUP REPORTS THIRD QUARTER 2021 RESULTS

Revenue of $3,435.0 million increased 7.1%, with organic growth of 11.5%

Operating profit of $541.6 million increased 8.0%

Operating profit margin of 15.8%

Net income of $355.6 million increased 13.5%

Diluted earnings per share of $1.65 increased 13.8%

NEW YORK, October 19, 2021 - Omnicom Group Inc. (NYSE: OMC) today announced results for the quarter ended September 30, 2021.

“Robust organic revenue growth of 11.5% drove improvement in all of our key financial measures - with a notable jump in CRM Precision Marketing from our digital transformation work," said John Wren, Chairman and Chief Executive Officer of Omnicom Group Inc. “Our powerful and differentiated offering, which is tailored to our clients' needs and is comprised of best-in-class talent, creativity, operating systems and technologies such as Omni, enables us to consistently orchestrate better outcomes for clients and win new business. It is a formula that delivered for us in the third quarter, and will drive our ability to meet our clients' growing demands in an increasingly complex marketing landscape."

$ in millions, except per share amounts	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$3,435.0	$3,206.5	$10,433.6	$9,414.1
Operating Profit [1]	541.6	501.4	1,575.4	984.1
Operating Profit Margin	15.8%	15.6%	15.1%	10.5%
Net Income [2]	355.6	313.3	991.6	547.3
Net Income per Share - Diluted [2]	$1.65	$1.45	$4.58	$2.53
EBITA [3]	560.3	521.6	1,635.2	1,046.5

Notes:

1) 2020 results include a reduction in salary and service costs of $68.7 million and $117.8 million for the three and nine months ended September 30, 2020, respectively, related to reimbursements and tax credits from governmental pandemic relief programs in several countries

2) Net Income and Net Income per Share are for Omnicom Group Inc.

3) See Reconciliation of Non-GAAP Financial Measures

Third Quarter 2021 Results

Revenues

Omnicom’s worldwide revenue in the third quarter of 2021 continued to improve from the negative effects of the COVID-19 pandemic and increased 7.1% to $3,435.0 million from $3,206.5 million in the third quarter of 2020. The components of the change in revenue included an increase in revenue from the positive impact of foreign currency translation of 1.6%, a decrease in acquisition revenue, net of disposition revenue, of 5.9% and an increase in revenue from organic growth of 11.5%.

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Organic growth in the third quarter of 2021 compared to the third quarter of 2020 increased across all of our fundamental disciplines. The percentage increases were as follows: 8.6% for Advertising, 24.3% for CRM Precision Marketing, 18.0% for CRM Commerce and Brand Consulting, 49.9% for CRM Experiential, 8.3% for CRM Execution & Support, 10.5% for Public Relations and 6.6% for Healthcare.

Across all of our regional markets, organic growth in the third quarter of 2021 compared to the third quarter of 2020 was as follows: 7.7% for the United States, 20.2% for Other North America, 11.4% for the United Kingdom, 14.9% for the Euro Markets & Other Europe, 19.6% for Asia Pacific, 15.9% for Latin America and 24.3% for the Middle East & Africa.

Expenses

Operating expenses increased $188.3 million, or 7.0%, to $2,893.4 million compared to the third quarter of 2020. Salary and service costs, which tend to fluctuate with changes in revenue, increased $174.7 million, or 7.6%, to $2,461.8 million compared to the third quarter of 2020, reflecting an increase in salary and related service costs of $229.2 million and a decrease in third-party service costs of $54.5 million. The increase in salary and related service costs resulted primarily from the increase in organic revenue, as well as the strengthening of most foreign currencies against the U.S. Dollar, especially the British Pound and Euro. The prior year period reflects a reduction in salary and service costs of $68.7 million related to reimbursements and tax credits from governmental programs in several countries. Third-party service costs, which fluctuate with changes in revenue, decreased during the quarter due to our net disposition activity, primarily related to the disposition of ICON, partially offset by the organic growth in revenue as well as the effects of foreign currency exchange rate changes.

Occupancy and other costs, which are less directly linked to changes in revenue than salary and service costs, increased $12.4 million, or 4.5%, to $285.5 million compared to the third quarter of 2020, due to the strengthening of most foreign currencies against the U.S. Dollar.

SG&A expenses increased $4.8 million, or 5.3%, to $95.0 million compared to the third quarter of 2020, due to increases in most categories.

Operating Profit

Operating profit increased $40.2 million, or 8.0%, to $541.6 million compared to the third quarter of 2020. Our operating margin for the third quarter of 2021 increased to 15.8% compared to 15.6% for the third quarter of 2020.

Interest Expense

Net interest expense decreased $4.8 million, or 9.9%, to $43.7 million compared to the third quarter of 2020. Interest expense on debt in the third quarter of 2021 decreased $3.8 million to $44.8 million primarily as a result of the benefit from the early redemption in May 2021 of all the outstanding $1.250 billion principal amount of 3.625% Senior Notes due 2022, which was partially offset by the issuance of $800 million of 2.60% Senior Notes due 2031.

Income Taxes

Our effective tax rate of 24.1% decreased from 26.7% in the third quarter of 2020. In the third quarter of 2021, income tax expense was reduced by approximately $11.7 million primarily from the favorable settlements of uncertain tax positions in certain jurisdictions.

Net Income – Omnicom Group Inc.

Net income - Omnicom Group Inc. for the third quarter of 2021 increased $42.3 million or 13.5%, to $355.6 million compared to the third quarter of 2020. Diluted net income per share was $1.65 per share compared to $1.45 per share in the third quarter of 2020.

EBITA

EBITA increased $38.7 million, or 7.4%, to $560.3 million compared to the third quarter of 2020. Our EBITA margin was unchanged at 16.3% compared to the third quarter of 2020.

COVID-19 Business Update

As the impact of the COVID-19 pandemic on the global economy continues to moderate, we experienced an improvement in our business in the third quarter of 2021 as compared to the third quarter of 2020. The increase in revenue primarily reflects increased client spending in all our disciplines and across all our geographic areas compared to the prior year period and the strengthening of most foreign currencies, primarily the British Pound and the Euro, against the U.S. Dollar. The increase in revenue period-over-period was partially offset by a reduction in acquisition revenue, net of disposition revenue reflecting the sale of our wholly owned subsidiary, ICON International, a specialty media business, in the second quarter of 2021.

Global economic conditions may continue to be volatile as long as the COVID-19 pandemic remains a public health threat, which could negatively impact our clients' spending plans. We expect global economic performance and the performance of our businesses to vary by geography and discipline until the impact of the COVID-19 pandemic on the global economy subsides.

Definitions - Components of Revenue Change

We use certain terms in describing the components of the change in revenue above.

Foreign exchange rate impact: calculated by translating the current period’s local currency revenue using the prior period average exchange rates to derive current period constant currency revenue. The foreign exchange rate impact is the difference between the current period revenue in U.S. Dollars and the current period constant currency revenue.

Acquisition revenue, net of disposition revenue: Acquisition revenue is calculated as if the acquisition occurred twelve months prior to the acquisition date by aggregating the comparable prior period revenue of acquisitions through the acquisition date. As a result, acquisition revenue excludes the positive or negative difference between our current period revenue subsequent to the acquisition date and the comparable prior period revenue and the positive or negative growth after the acquisition date is attributed to organic growth. Disposition revenue is calculated as if the disposition occurred twelve months prior to the disposition date by aggregating the comparable prior period revenue of disposals through the disposition date. The acquisition revenue and disposition revenue amounts are netted in the description above.

Organic growth: calculated by subtracting the foreign exchange rate impact component and the acquisition revenue, net of disposition revenue component from total revenue growth.

Revenue by Discipline

Effective January 1, 2021, we realigned the classification of certain services primarily within our CRM Consumer Experience discipline. As a result, our CRM discipline is now grouped into four categories: CRM Precision Marketing, which includes our precision marketing and digital/direct marketing agencies; CRM Commerce and Brand Consulting that is primarily comprised of Omnicom Commerce Group, including our shopper marketing businesses, and Omnicom Brand Consulting agencies; CRM Experiential, which includes our experiential marketing agencies and events businesses; and CRM Execution & Support, which includes field marketing, merchandising and point of sale, as well as other specialized marketing and custom communications services.

Conference Call

Omnicom will host a conference call to review the third quarter 2021 financial results on Tuesday, October 19, 2021 at 4:30 p.m. EDT. Participants can listen to the conference call by dialing (844) 291-6362 (domestic) or (234) 720-6995 (international), along with access code 1468163. The call will also be simulcast and archived on our website at: http://investor.omnicomgroup.com/investor-relations/news-events-and-filings.

Corporate Responsibility

At Omnicom, we are committed to promoting responsible practices and making positive contributions to society around the globe. We invite you to explore our website (csr.omnicomgroup.com) for highlights of our progress across the four areas on which we focus: Community, People, Environment and Governance.

About Omnicom Group Inc.

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 70 countries. Follow us on Twitter for the latest news.

Contact

Investors:	Gregory Lundberg	greg.lundberg@omnicomgroup.com
Media:	Joanne Trout	joanne.trout@omnicomgroup.com

Non-GAAP Financial Measures

We use certain non-GAAP financial measures in describing our performance. We use EBITA (defined as earnings before interest, taxes and amortization of intangible assets) and EBITA Margin (defined as EBITA divided by revenue) as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe EBITA and EBITA Margin are useful measures for investors to evaluate the performance of our business. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Forward-looking Statements

Certain statements in this press release including those related to COVID-19 constitute forward-looking statements, including statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, based on current beliefs of the Company’s management as well as assumptions made by, and information currently available to, the Company’s management. Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “should,” “would,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions.

Forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control. Therefore, you should not place undue reliance on such statements. You should carefully consider this and the other risks and uncertainties that may affect the Company’s business, including those described in Item 1A, “Risk Factors” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. Except as required under applicable law, the Company does not assume any obligation to update these forward-looking statements.

Omnicom Group Inc.

Consolidated Statements of Income

Three Months Ended September 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2021	2020 (a)

Revenue	$3,435.0	$3,206.5
Operating Expenses:
Salary and service costs	2,461.8	2,287.1
Occupancy and other costs	285.5	273.1
Costs of services	2,747.3	2,560.2
Selling, general and administrative expenses	95.0	90.2
Depreciation and amortization	51.1	54.7
	2,893.4	2,705.1
Operating Profit	541.6	501.4
Interest Expense	50.7	54.4
Interest Income	7.0	5.9
Income Before Income Taxes	497.9	452.9
Income Tax Expense	120.0	120.9
Income From Equity Method Investments	2.2	2.9
Net Income	380.1	334.9
Net Income Attributed To Noncontrolling Interests	24.5	21.6
Net Income - Omnicom Group Inc.	$355.6	$313.3

Net Income Per Share - Omnicom Group Inc.
Basic	$1.66	$1.45
Diluted	$1.65	$1.45

Weighted average shares (in millions)
Basic	214.0	215.4
Diluted	215.4	215.8

Dividends Declared Per Common Share	$0.70	$0.65

(a)	Salary and service costs for the three months ended September 30, 2020 includes the reduction of $68.7 million in operating expenses related to reimbursements and tax credits under government programs in several countries where we have operations.

Omnicom Group Inc.

Consolidated Statements of Income

Nine Months Ended September 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2021 (a)	2020 (b) (c)

Revenue	$10,433.6	$9,414.1
Operating Expenses:
Salary and service costs	7,609.9	6,851.5
Occupancy and other costs	871.0	872.6
Gain on disposition of subsidiary	(50.5)	—
COVID-19 repositioning costs	—	277.9
Costs of services	8,430.4	8,002.0
Selling, general and administrative expenses	269.9	259.2
Depreciation and amortization	157.9	168.8
	8,858.2	8,430.0
Operating Profit	1,575.4	984.1
Interest Expense	184.8	166.6
Interest Income	20.1	25.1
Income Before Income Taxes	1,410.7	842.6
Income Tax Expense	355.1	240.2
Income (Loss) From Equity Method Investments	2.1	(10.1)
Net Income	1,057.7	592.3
Net Income Attributed To Noncontrolling Interests	66.1	45.0
Net Income - Omnicom Group Inc.	$991.6	$547.3

Net Income Per Share - Omnicom Group Inc.
Basic	$4.61	$2.54
Diluted	$4.58	$2.53

Weighted average shares (in millions)
Basic	215.0	215.6
Diluted	216.4	216.2

Dividends Declared Per Common Share	$2.10	$1.95
(a)	During the second quarter of 2021, we recorded a gain on the disposition of subsidiaries, which increased Operating Profit and Net Income - Omnicom Group Inc. by $50.5 million for the nine months ended September 30, 2021. Additionally, Net Interest Expense during the second quarter of 2021 included a $26.6 million charge related to the early extinguishment of our 2022 Senior Notes, which decreased Net Income - Omnicom Group Inc. by $19.5 million for the nine months ended September 30, 2021. The net impact of these items increased Earnings per Share - Diluted by $0.14 per share for the nine months ended September 30, 2021.
(b)	During the second quarter of 2020, we recorded expenses for certain repositioning actions related to the realignment of our businesses in reaction to the COVID-19 pandemic. The impact of these items decreased Operating Profit by $277.9 million, Net Income - Omnicom Group Inc. by $223.1 million and Earnings per Share - Diluted by $1.03 per share for the nine months ended September 30, 2020.
(c)	Salary and service costs for the nine months ended September 30, 2020 includes the reduction of $117.8 million in operating expenses related to reimbursements and tax credits under government programs in several countries where we have operations.

Omnicom Group Inc.

Detail of Operating Expenses

Three Months Ended September 30

(Unaudited)

(Dollars in Millions)

	2021	2020
Operating Expenses:
Salary and service costs
Salary and related service costs	$1,730.3	$1,501.1
Third-party service costs	731.5	786.0
Occupancy and other costs	285.5	273.1
Costs of services	2,747.3	2,560.2
Selling, general and administrative expenses	95.0	90.2
Depreciation and amortization	51.1	54.7
Total Operating Expenses	$2,893.4	$2,705.1

Omnicom Group Inc.

Detail of Operating Expenses

Nine Months Ended September 30

(Unaudited)

(Dollars in Millions)

	2021	2020
Operating Expenses:
Salary and service costs
Salary and related service costs	$5,101.2	$4,568.2
Third-party service costs	2,508.7	2,283.3
Occupancy and other costs	871.0	872.6
Gain on disposition of subsidiary	(50.5)	—
COVID-19 repositioning costs	—	277.9
Costs of services	8,430.4	8,002.0
Selling, general and administrative expenses	269.9	259.2
Depreciation and amortization	157.9	168.8
Total Operating Expenses	$8,858.2	$8,430.0

Omnicom Group Inc.

Reconciliation of Non-GAAP Financial Measures - EBITA

Three Months Ended September 30

(Unaudited)

(Dollars in Millions)

	2021	2020

Net Income - Omnicom Group Inc.	$355.6	$313.3
Net Income Attributed To Noncontrolling Interests	24.5	21.6
Net Income	380.1	334.9
Income From Equity Method Investments	2.2	2.9
Income Tax Expense	120.0	120.9
Income Before Income Taxes	497.9	452.9
Interest Income	7.0	5.9
Interest Expense	50.7	54.4
Operating Profit	541.6	501.4
Add back: Amortization of intangible assets	18.7	20.2
Earnings before interest, taxes and amortization of intangible assets ("EBITA")	$560.3	$521.6

Revenue	$3,435.0	$3,206.5
EBITA	$560.3	$521.6
EBITA Margin %	16.3%	16.3%

The above table reconciles the U.S. GAAP financial measure of Net Income - Omnicom Group Inc. to EBITA (defined as earnings before interest, taxes and amortization of intangible assets) and EBITA Margin (defined as EBITA divided by revenue) for the periods presented. We use EBITA and EBITA Margin as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe EBITA and EBITA Margin are useful measures for investors to evaluate the performance of our business. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

Reconciliation of Non-GAAP Financial Measures - EBITA

Nine Months Ended September 30

(Unaudited)

(Dollars in Millions)

	2021	2020

Net Income - Omnicom Group Inc.	$991.6	$547.3
Net Income Attributed To Noncontrolling Interests	66.1	45.0
Net Income	1,057.7	592.3
Income (Loss) From Equity Method Investments	2.1	(10.1)
Income Tax Expense	355.1	240.2
Income Before Income Taxes	1,410.7	842.6
Interest Income	20.1	25.1
Interest Expense	184.8	166.6
Operating Profit	1,575.4	984.1
Add back: Amortization of intangible assets	59.8	62.4
Earnings before interest, taxes and amortization of intangible assets ("EBITA")	$1,635.2	$1,046.5

Revenue	$10,433.6	$9,414.1
EBITA	$1,635.2	$1,046.5
EBITA Margin %	15.7%	11.1%

The above table reconciles the U.S. GAAP financial measure of Net Income - Omnicom Group Inc. to EBITA (defined as earnings before interest, taxes and amortization of intangible assets) and EBITA Margin (defined as EBITA divided by revenue) for the periods presented. We use EBITA and EBITA Margin as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe EBITA and EBITA Margin are useful measures for investors to evaluate the performance of our business. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

Revenue by Discipline

Three & Nine Months Ended September 30

(Unaudited)

(Dollars in Millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Advertising	$1,820.6	$1,827.6	$5,838.8	$5,291.0
CRM Precision Marketing	309.4	237.1	872.4	683.1
CRM Commerce and Brand Consulting	231.3	194.2	667.4	602.8
CRM Experiential	132.7	88.1	345.1	297.9
CRM Execution & Support	258.8	235.5	756.3	702.0
Public Relations	359.4	325.6	1,022.8	957.4
Healthcare	322.8	298.4	930.8	879.9
Revenue	$3,435.0	$3,206.5	$10,433.6	$9,414.1